Exhibit 6

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

THIS AGREEMENT is made as of November 9, 2026.

BETWEEN:

ISOENERGY LTD.
(the “Buyer”)

- and –

SACHEM COVE SPECIAL OPPORTUNITIES FUND LP
(the “Seller”)

WHEREAS the Seller are the legal and beneficial owner of all of the Subject Shares.

AND WHEREAS the Seller wish to sell, and the Buyer wishes to purchase, the Subject Shares held by the Seller, pursuant to exemptions from the prospectus requirements contained in NI 45-106 and, as applicable, NI 62-104.

AND WHEREAS the aggregate consideration to be paid by the Buyer for the Subject Shares shall be satisfied by way of the Buyer delivering the Consideration Shares to the Seller.

NOW THEREFORE in consideration of the premises and the mutual agreements in this Agreement, and of other consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows.

ARTICLE 1
INTERPRETATION

1.1            Definitions

In this Agreement, the terms herein shall have the following meanings:

“Agreement” means this purchase agreement as the same may be supplemented, amended, restated or replaced from time to time;

“Closing” means the completion of the Transaction in accordance with this Agreement;

“Closing Date” means December 22, 2026 or such other day as the Parties agree in writing as the date that the Closing shall take place;

“Consideration Shares” means 68,387 common shares of the Buyer to be issued to the Seller in satisfaction of the Purchase Price pursuant to Section 2.2;

“Encumbrance” means any encumbrance of any kind whatsoever (registered or unregistered) and includes a security interest, mortgage, lien, hypothec, pledge, hypothecation, assignment, charge, security under section 426 or section 427 of the Bank Act (Canada), trust or deemed trust (whether contractual, statutory or otherwise arising), a voting trust or pooling agreement with respect to securities, any adverse claim or any other right, option or claim of others of any kind whatsoever affecting the Subject Shares, any covenant or other agreement, restriction or limitation on the transfer of the Subject Shares, a deposit by way of security and any rights or privileges capable of becoming any of the foregoing;

“Governmental Authority” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, division, agent, official, agency, commission, board or authority of any government, governmental body, quasi-governmental or private body exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing; (b) any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel or arbitrator acting under the authority of any of the foregoing; and (c) any stock exchange, including the TSX and the NYSE;

“JAGU” means Jaguar Uranium Corp.

“Laws” means all laws, statutes, codes, ordinances (including zoning), decrees, rules, regulations, by-laws, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, settlements, writs, assessments, arbitration awards, rulings, determinations or awards, decrees or other requirements of any Governmental Authority and, for greater certainty, includes Securities Laws, having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable” with respect to such Laws and, in the context that refers to any Person, means such Laws as are applicable at the relevant time or times to such Person or its business, undertaking, property or securities and emanate from a Governmental Authority having jurisdiction over such Person or its business, undertaking, property or securities;

“NI 45-102” means National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators;

“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators;

“NI 62-104” means National Instrument 62-204 - Take-Over Bids and Issuer Bids of the Canadian Securities Administrators;

“NYSE” means the NYSE American LLC;

“NYSE Approval” means the NYSE’s approval of the issuance of the Consideration Shares;

“Parties” means the Buyer and the Seller, and “Party” means either of them;

“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, a governmental authority, and the executors, administrators or other legal representatives of an individual in such capacity;

“Purchase Price” means the total purchase price of the Subject Shares to be paid by the Buyer to the Seller as set out in Section 2.2;

“Securities Laws” means, as applicable, the securities laws, regulations, rules, rulings and orders in each of the provinces and territories of Canada and the United States, the applicable policy statements, notices, blanket rulings, orders and all other regulatory instruments of the securities regulators in Canada and the United States, and the policies of the TSX and the NYSE;

“Subject Shares” means the 588,845 common shares of JAGU held by the Seller;

“Tax Act” means the Income Tax Act (Canada);

“Time of Closing” means 10:00 a.m. (Toronto time) on the Closing Date or such other time as the Parties agree in writing;

“Transaction” means the purchase and sale of the Subject Shares in accordance with the terms of this Agreement;

“TSX” means the Toronto Stock Exchange;

“TSX Conditional Approval” means the conditional approval of the TSX with respect to the issuance of the Consideration Shares on the terms herein, subject only to the satisfaction by the Buyer of customary listing conditions of the TSX.

1.2	Rules of Construction

In this Agreement, unless otherwise specifically provided or unless the context otherwise requires:

(a)	the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to an “Article”, “Section” or “Schedule” followed by a number or letter refer to the specified section of or schedule to this Agreement;

(c)	the division of this Agreement into articles, sections, subsections and paragraphs and the provision of headings are for convenience of reference only and shall not affect the meaning, interpretation or construction of this Agreement;

(d)	a reference to a Party in this Agreement includes the Party and its successors and permitted assigns;

(e)	references to any agreement and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement;

(f)	references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, supplementing, interpreting or replacing the statue or regulation referred to;

(g)	any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends;

(h)	the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”;

(i)	any reference to time unless otherwise indicated refers to the time in Toronto, Ontario and;

(j)	in this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing gender include all genders or the neuter, and words importing the neuter include all genders.

ARTICLE 2
PURCHASE AND SALE OF SHARES

2.1	Purchase and Sale of Shares

Subject to the terms and conditions of this Agreement, the Buyer agrees to purchase the Subject Shares from the Seller, and the Seller agree to sell and transfer the Subject Shares to the Buyer at and as of the Closing.

2.2	Purchase Price

The aggregate Purchase Price shall be $804,231.12, which shall be satisfied by the delivery from the Buyer to the Seller of the Consideration Shares to be issued at a price of $11.763 per Consideration Share, being the 10-day VWAP as of the date prior to the date hereof, subject to the rules of the TSX, to be allocated as follows:

Subject Shares	Number of Consideration Shares	Price Per Subject Share
588,845	68,387	US$0.976

2.3	Acknowledgement regarding Subject Securities

The Buyer acknowledges and agrees that the Subject Shares are represented by physical certificates or DRS statements and the Buyer further understands and acknowledges that upon the transfer or re-issuance thereof, and until such time as the same is no longer required under applicable requirements of the applicable Securities Laws, such physical certificates or DRS statements representing such securities and all physical certificates or DRS statements issued in exchange therefor or in substitution thereof, will bear such legends setting out resale restrictions under applicable Securities Laws. It is the responsibility of the Buyer to determine the applicable resale restrictions and to comply with such requirements.

2.4	Acknowledgement regarding Consideration Shares

The Seller acknowledge and agree that the Consideration Shares will be represented by physical certificates or DRS statements and the Seller further understand and acknowledge that upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the applicable Securities Laws, such certificates or DRS statements representing such securities and all certificates or DRS statements issued in exchange therefor or in substitution thereof, will bear such legends setting out resale restrictions under applicable Securities Laws. It is the responsibility of the Seller to determine the applicable resale restrictions and to comply with such requirements. The Seller understand that the Consideration Shares shall bear and be subject to the U.S. restrictive legend set forth in Section 2.5 (the “U.S. Restrictive Legend”).

2.5	U.S. Restrictive Legend

The U.S. restrictive legend to be affixed to the Consideration Shares shall be as follows:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE ISSUER THEREOF (THE “ISSUER”), (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT, (C) WITHIN THE UNITED STATES IN ACCORDANCE WITH RULE 144 UNDER THE U.S. SECURITIES ACT AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C) OR (D) ABOVE, DOCUMENTATION SATISFACTORY TO THE ISSUER TO SUCH EFFECT MUST FIRST BE PROVIDED.

2.6	Removal of U.S. Restrictive Legend

The Seller covenant and agree to cause the removal of any restrictive legend under applicable United States securities laws from the Subject Shares.

ARTICLE 3
REPRESENTATIONS WARRANTIES AND COVENANTS

3.1	Representations and Warranties of the Seller

The Seller represent, warrant and covenant to the Buyer that:

(a)	Each of the Seller has been duly incorporated and validly exists and is in good standing under the laws of the State of Delaware and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on. Each of the Seller is duly qualified to carry on business in each jurisdiction in which the nature or character of its properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect.

(b)	Each of the Seller has the requisite corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder and to complete the Transaction. The execution and delivery of this Agreement, the performance by the each of the Seller of its obligations hereunder and the completion by the each of the Seller of the Transaction have been duly authorized by the manager of the general partner of the each of the Seller and no other corporate proceedings on the part of each of the Seller are necessary to authorize the execution and delivery by it of this Agreement, the performance by each of the Seller of its obligations hereunder or the completion by each of the Seller of the Transaction. This Agreement has been duly executed and delivered by each of the Seller and constitutes a legal, valid and binding obligation of each of the Seller enforceable against each of the Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.

(c)	No authorization, licence, permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is required to be obtained or made by or with respect to each of the Seller for the execution and delivery of this Agreement or, the performance by each of the Seller of its obligations hereunder or the completion by each of the Seller of the Transaction in accordance with the terms hereof.

(d)	The execution and delivery by each of the Seller of this Agreement, the performance by each of the Seller of its obligations hereunder and the completion of the Transaction in accordance with the terms hereof do not and will not (nor will they with the giving of notice or the lapse of time or both), conflict with, result in a violation or breach of any Law applicable to it, its subsidiaries or any of its properties or assets or its articles or by-laws.

(e)	The Seller are, and will be at the Time of Closing, the sole legal and beneficial owners of the Subject Shares.

(f)	At the Time of Closing, the Seller shall have the full right and authority to transfer the Subject Shares to the Buyer. The Seller shall transfer all of the Seller’s right, title and interest in and to the Subject Shares to the Buyer and upon such transfer, the Buyer will have full and sole ownership thereof.

(g)	At the Time of Closing, the Subject Shares will not be subject to any Encumbrance, other than transfer restrictions under NI 45-102 (but not any hold period thereunder) and under applicable United States securities laws.

(h)	Each of the Seller is (1) acquiring the Consideration Shares as principal, and (2) not now, and immediately subsequent to the acquisition of the Consideration Shares will not be, an “insider” or a “control person” (in each case, as defined in the Securities Laws), of the Buyer.

(i)	Each of the Sellers is an “accredited investor” within the meaning of Rule 501 under the U.S. Securities Act and is acquiring the Consideration Shares for its own account and not with a view to distribution. Each of the Sellers understands and acknowledges that the Consideration Shares are “restricted securities” as defined in Rule 144 under the U.S. Securities Act, and upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the U.S. Securities Act or state securities laws, the certificates or DRS statements representing the Consideration Shares, and all certificates or DRS statements issued in exchange therefor or in substitution thereof, shall bear the U.S. Restrictive Legend.

(j)	Each of the Sellers has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Buyer concerning the terms and conditions of the offering of the Consideration Shares as it considers necessary in connection with its decision to invest in the Consideration Shares. Each of the Sellers acknowledges that it is not purchasing the Consideration Shares as a result of any general solicitation or general advertising, as those terms are used in Regulation D under the U.S. Securities Act.

3.2	Representations and Warranties of the Buyer

The Buyer represents and warrants to the Sellers as follows:

(a)	The Buyer has been duly incorporated and validly exists and is in good standing under the laws of the Province of Ontario and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on. The Buyer is duly qualified to carry on business in each jurisdiction in which the nature or character of its properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect.

(b)	The Buyer has the requisite corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder and to complete the Transaction. The execution and delivery of this Agreement, the performance by the Buyer of its obligations hereunder and the completion by the Buyer of the Transaction have been duly authorized by the board of directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize the execution and delivery by it of this Agreement, the performance by the Purchaser of its obligations hereunder or the completion by the Buyer of the Transaction. This Agreement has been duly executed and delivered by the Buyer and constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.

(c)	No authorization, licence, permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is required to be obtained or made by or with respect to the Buyer for the execution and delivery of this Agreement or, the performance by the Buyer of its obligations hereunder or the completion by the Buyer of the Transaction in accordance with the terms hereof, other than the TSX Approval and the NYSE Approval for the issuance of the Consideration Shares in accordance with the terms of this Agreement.

(d)	The execution and delivery by the Buyer of this Agreement, the performance by the Buyer of its obligations hereunder and the completion of the Transaction in accordance with the terms hereof do not and will not (nor will they with the giving of notice or the lapse of time or both), conflict with, result in a violation or breach of any Law applicable to it, its subsidiaries or any of its properties or assets or its articles or by-laws.

(e)	At the Time of Closing, the Consideration Shares will not be subject to any Encumbrances, other than and the U.S. Restrictive Legend.

(f)	The Buyer is outside the “United States” and is not a “U.S. person”, in each case within the meaning of Regulation S under the U.S. Securities Act and is not acquiring the Subject Shares pursuant to any “directed selling efforts” within the meaning of Regulation S under the U.S. Securities Act.

ARTICLE 4
CONDITIONS PRECEDENT

4.1	Mutual Conditions Precedent

The respective obligations of the Parties to complete the Transaction are subject to the satisfaction, or mutual waiver by the Parties, on or before the Closing, of each of the following conditions, each of which are for the mutual benefit of the Parties and which may be waived, in whole or in part, by the mutual consent of the Purchaser and the Sellers at any time:

(a)	the TSX Approval will have been obtained;

(b)	the NYSE Approval will have been obtained;

(c)	no Law will have been enacted, issued, promulgated, enforced, made, entered, issued or applied and no Proceeding will otherwise have been taken under any Laws or by any Governmental Authority (whether temporary, preliminary or permanent) that makes the Transaction illegal or otherwise directly or indirectly cease trades, enjoins, restrains or otherwise prohibits completion of the Transaction; and

(d)	this Agreement shall not have been terminated in accordance with its terms.

4.2	Additional Conditions Precedent to the Obligations of the Sellers

The obligation of the Sellers to complete the Transaction will be subject to the satisfaction, or waiver by the Sellers on or before the Closing Date, of each of the following conditions, each of which is for the exclusive benefit of the Sellers and which may be waived by the Sellers at any time, in whole or in part, in their sole discretion and without prejudice to any other rights that the Sellers may have:

(a)	the Buyer shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing Date;

(b)	the representations and warranties of the Purchaser set forth in Section 3.1 shall be true and correct as of the Closing Date as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, the accuracy of which shall be determined as of that specified date); and

(c)	the Buyer shall have delivered to the Sellers a certificate or DRS statement representing the Consideration Shares registered in accordance with the registration instructions provided by the Sellers.

4.3	Additional Conditions Precedent to the Obligations of the Buyer

The obligation of the Buyer to complete the Transaction will be subject to the satisfaction, or waiver by the Buyer, on or before the Closing Date, of each of the following conditions, each of which is for the exclusive benefit of the Buyer and which may be waived by the Buyer at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that the Buyer may have:

(a)	the Sellers shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing Date;

(b)	the representations and warranties of the Sellers set forth in Section 3.2 shall be true and correct as of the Closing Date as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, the accuracy of which shall be determined as of that specified date); and

(c)	the Sellers shall have delivered to the Buyer either (i) a certificate(s) or DRS statement(s) representing the Subject Shares registered in accordance with the registration instructions provided by the Buyer; or (ii) the certificate(s) or DRS statement(s) representing the Subject Shares together with a Stock Transfer Power form in the form required by the applicable transfer agent, completed with a medallion guarantee, to re-register such securities in accordance with the registration instructions provided by the Buyer.

ARTICLE 5
TERMINATION

5.1	Termination By Mutual Consent

This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of the Sellers and the Buyer.

5.2	Termination by either the Sellers or the Buyer

This Agreement may be terminated by either the Sellers or the Buyer at any time prior to the Closing Date if, after the date hereof, any Law is enacted or made that remains in effect and that makes the completion of the Transaction illegal or otherwise prohibited, and such Law has become final and non-appealable.

5.3	Termination by the Buyer

This Agreement may be terminated by the Buyer at any time prior to the Closing Date if either of the Sellers breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 4.1 or Section 4.3 not to be satisfied, in each case in any material respect, and such breach is incapable of being cured or is not cured in accordance with the terms of Section 4.1 or Section 4.3; provided, however, that, any wilful breach shall be deemed incapable of being cured and the Buyer is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 4.1 or Section 4.2 not to be satisfied.

5.4	Termination by the Sellers

This Agreement may be terminated by the Sellers at any time prior to the Closing Date if the Buyer breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 4.1 or Section 4.2 not to be satisfied, in each case in any material respect, and such breach is incapable of being cured or is not cured in accordance with the terms of Section 4.1 or Section 4.2; provided, however, that, any wilful breach shall be deemed incapable of being cured and the Sellers is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 4.1 or Section 4.3 not to be satisfied.

ARTICLE 6
GENERAL

6.1           Independent Legal Advice – Each of the Parties has had adequate opportunity to obtain independent legal advice with respect to this Agreement and fully understands the terms contained in this Agreement. Each of the Parties understands and agrees that it is not being represented by Cassels Brock & Blackwell LLP with respect to this Agreement.

6.2           Applicable Law – This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

6.3          Currency – Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to Canadian dollars.

6.4          Counterparts and Facsimile – This Agreement may be executed and delivered by facsimile transmission or scanned PDF file format in any number of counterparts. Each executed counterpart shall be deemed to be an original. All executed counterparts taken together shall constitute one agreement.

6.5          Survival – All representations, warranties and covenants contained in this Agreement shall survive the Closing of the transaction contemplated herein and, notwithstanding such Closing, shall continue in full force and effect following the Closing.

6.6          Entire Agreement and Waiver – This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements, arrangements and understandings with respect to the subject matter hereof and may be modified only by a written instrument duly executed by each Party affected by any such modification. No misrepresentation and no breach of any covenant, agreement or warranty made herein will be deemed waived unless expressly waived in writing by the Party who might assert such breach, and no such waiver will constitute a waiver of any other provision hereof (whether or not similar) or a continuing waiver.

6.7          Time of Essence – Time shall be of the essence of this Agreement and every part hereof and no extension of this Agreement or any part hereof shall operate as a waiver of this provision.

6.8          Further Assurances – From time to time after the date hereof, upon reasonable notice and without further consideration, each Party will execute, acknowledge and deliver all such other documents and will take all such other action as may be necessary or appropriate, in the reasonable judgment of the other Party, to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated hereby.

[EXECUTION PAGE FOLLOWS]

IN WITNESS WHEREOF this Agreement has been executed by all of the parties hereto effective as of the date first set out above.

ISOENERGY LTD.

Per:	/s/ Philip Williams
Name:	Philip Williams
Title:	Chief Executive Officer

SACHEM COVE SPECIAL OPPORTUNITIES FUND LP by its general partner, SACHEM COVE INVESTMENT PARTNERS, LLC

Per:	/s/ Michael Alkin
Name:	Michael Alkin
Title:	General Partner